Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: August 6, 2020

ADVANTEST AMERICA, INC.

By:	/s/ Keith Hardwick
Name: Keith Hardwick
Title: Chief Financial Officer

ADVANTEST CORPORATION

By:	/s/ Douglas Lefever
Name: Douglas Lefever
Title: Director, Managing Executive Officer